Contact: Tim Gallaher
Investor Relations
952-591-3840
ir@moneygram.com

MoneyGram International Declares Quarterly Dividend

MINNEAPOLIS, Minn., May 9, 2006 – The board of directors of MoneyGram International, Inc. (NYSE:MGI) today declared a quarterly dividend of $0.04 per share on common stock, payable on July 3, 2006 to stockholders of record at the close of business on June 15, 2006.

MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with more than $970 million in revenue in 2005 and approximately 92,000 global money transfer agent locations in 170 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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Cautionary Information Regarding Forward-Looking Statements

The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (b) continued growth rates approximating recent levels for consumer money transfer transactions and other payment products; (c) timely and successful implementation of new and/or improved technology, delivery methods, and product offerings including pre-paid debit/stored value cards and new bill payment services; (d) technological and competitive changes in the payment services industry; (e) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company’s products or services or render products or services less profitable or obsolete; (f) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (g) fluctuations in interest rates that may materially affect revenue derived from investment of funds received from the sale of payment instruments; (h) material changes in the market value of securities we hold; (i) material changes in our need for and the availability of liquid assets; (j) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending; (k) material breach of security of any of our systems; (l) continued political stability in countries in which MoneyGram has material agent relationships; (m) material lawsuits, investigations, fines or penalties; (n) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; and (o) other factors more fully discussed in MoneyGram’s filings with the Securities and Exchange Commission.  Actual results may differ materially from historical and anticipated results.  These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.